Exhibit 99.1

APi Group Announces Mandatory Redemption of Warrants

New Brighton, Minnesota – January 27, 2021 – APi Group Corporation (NYSE: APG) (“APG”, “APi” or the “Company”), announced today that, as of January 26, 2021, a mandatory redemption event has occurred with respect to all of its outstanding warrants (OTCBB: JCQQ). Each warrant will be mandatorily redeemed by the Company for $0.01 per warrant on February 25, 2021, unless exercised before 5:00 p.m. on February 24. 2021. The mandatory redemption event has been triggered because the daily volume weighted average price of APi’s common stock on the New York Stock Exchange for the ten consecutive trading days ended January 26, 2021 was equal to or greater than $18.00.

Registered holders of warrants (which may include CREST participants) will have until 5:00 p.m. Eastern Time on February 24, 2021 to exercise their warrants through the Company’s warrant receiving agent, Computershare. The warrants are exercisable in multiples of three for each share of the Company’s common stock at an exercise price of $11.50 per whole share of common stock. On or after February 25, 2021, registered holders of warrants will have no further rights with regard to such warrants except the right to receive $0.01 per warrant.

As of the date hereof, there are 63,774,398 warrants outstanding and 180,499,936 common shares outstanding. If all warrants are exercised, an additional 21,258,132 shares of common stock will be issued.

Russ Becker, APi’s President and Chief Executive Officer stated: “The achievement of this milestone provides us with additional financial flexibility to continue driving growth and creating shareholder value. We continue to believe that we are well-positioned to deliver consistent, profitable growth for our shareholders by optimizing the performance of our existing businesses, pursuing a disciplined acquisition strategy and effectively managing our capital structure. We look forward to providing an update on our 2020 year-end results in the near future.”

APi Co-Chair James E. Lillie added: “We are pleased to have achieved this 10 months after becoming a NYSE publicly listed company. The potential exercise of the outstanding warrants, should it occur before redemption, would result in approximately $244 million of cash proceeds to the Company. This influx of cash to our already strong balance sheet would drive our net leverage ratio to approximately 1.8x, creating significant capacity for opportunistic M&A, stock buybacks and debt repayment.”

Beneficial holders who desire to exercise their warrants before the mandatory redemption and have either (i) repositioned their warrants to a DTC participant account or (ii) who continue to hold warrants indirectly through a CREST participant account, should immediately contact the brokerage firm or CREST participant holding their warrants, as applicable, to process their exercise if they wish to avoid redemption. Brokers and CREST participants will likely use an earlier deadline for beneficial holders to exercise their warrants than the deadline for registered holders set forth above.

None of the Company, its board of directors or employees has made or is making any representation or recommendation to any holder of the warrants as to whether to exercise or refrain from exercising any warrants.

The shares of common stock underlying the warrants have been registered by the Company under the Securities Act of 1933, as amended, and are covered by a registration statement filed on Form S-4 with, and declared effective by, the Securities and Exchange Commission (Registration No. 333-237553).

No Offer or Solicitation

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any offer of any of the Company’s securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About APi:

APi is a market-leading business services provider of safety, specialty and industrial services in over 200 locations, primarily in North America and with an expanding platform in Europe. APi provides statutorily mandated and other contracted services to a strong base of long-standing customers across industries. We have a winning leadership culture driven by entrepreneurial business leaders to deliver innovative solutions for our customers. More information can be found at www.apigroupcorp.com.

Investor Relations Inquiries:

Olivia Walton

Vice President of Investor Relations

Tel: +1 651-604-2773

Email: investorrelations@apigroupinc.us

Media Contact:

Liz Cohen

Kekst CNC

Tel: +1 212-521-4845

Email: Liz.Cohen@kekstcnc.com

Forward-Looking Statements and Disclaimers

Certain statements in this announcement are forward-looking statements which are based on the Company’s expectations, intentions and projections regarding the Company’s future performance, anticipated events or trends and other matters that are not historical facts, including expectations (i) the level of exercise of the warrants in advance of the mandatory redemption and the expected proceeds therefrom; (ii) the Company’s financial flexibility and its impact on driving growth and shareholder value; (iii) the Company’s positioning to deliver growth to its shareholders; (iv) the impact on the Company’s net leverage ratio; and (v) the creation of significant capacity for opportunistic M&A, stock buybacks and debt repayment. These statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including: (i) economic conditions, competition and other risks that may affect the Company’s future performance, including the impacts of the COVID-19 pandemic on the Company’s business, markets, supply chain, customers and workforce, on the credit and financial markets, on the alignment of expenses and revenues and on the global economy generally; (ii) the ability to recognize the anticipated benefits of the Company’s acquisitions, including its ability to successfully integrate and make necessary capital investments to support additional acquisitions, and the Company’s ability to take advantage of strategic opportunities; (iii) changes in applicable laws or regulations; (iv) the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors; (v) the trading price of the Company’s common stock, which may be positively or negatively impacted by the warrant redemption, market and economic conditions, including as a result of the COVID-19 pandemic, the availability of Company common stock, the Company’s financial performance or determinations following the date of this announcement in order to use the Company’s funds for other purposes; and (vi) other risks and uncertainties. Given these risks and uncertainties, prospective investors are cautioned not to place undue reliance on forward-looking statements. Forward-looking statements speak only as of the date of such statements and, except as required by applicable law, the Company does not undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

The expected net leverage ratio is defined as net debt divided by LTM Adjusted EBITDA, calculated in accordance with our credit facility based on our previously reported Adjusted EBITDA guidance range, and assumes the exercise of all outstanding warrants.

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